AMENDMENT NO. 1 TO THE
AMENDED AND RESTATED DECLARATION OF TRUST OF
OPPENHEIMER AMT-FREE MUNICIPALS

Establishment and Designation of Classes of

Shares of Beneficial Interest of the Trust

This Amendment Number 1 is made as of September 23, 2010 to the Amended and Restated Declaration of Trust of Oppenheimer AMT-Free Municipals (the “Trust”), dated as of October 20, 2003, by the duly authorized individual executing this Amendment on behalf of the Trustees of the Trust.

WHEREAS, the Trustees established Oppenheimer AMT-Free Municipals as a trust under the laws of the Commonwealth of Massachusetts under a Declaration of Trust dated February 25, 1987, as amended by Amended and Restated Declarations of Trust dated March 11, 1993, August 21, 1995 September 16, 1996 and November 22, 2002, and as further amended and restated as of October 20, 2003 (the “Declaration of Trust”);

WHEREAS, the Trustees, acting pursuant to Part 12 of Article NINTH of the Declaration of Trust, have determined that it is advisable to establish and designate an additional class of Shares to the Fund;

NOW, THEREFORE, pursuant to Part 2 of Article FOURTH and Part 12 of Article NINTH, the Trust’s Declaration of Trust is amended as follows:

Article FOURTH Part 3 of the Declaration of Trust is amended by replacing it with the following paragraph:

“Without limiting the authority of the Trustees set forth in parts 1 and 2 of this Article FOURTH to establish and designate any further Series or Classes of Series, the Trustees hereby confirm the establishment of one Series of Shares having the same name as the Trust, said shares being divided into four Classes, which are designated as Class A, Class B, Class C and Class Y shares. In addition to the rights and preferences described in parts 1 and 2 of this Article FOURTH with respect to Series and Classes, the Series and Classes established hereby shall have the relative rights and preferences described in this part 3 of this Article FOURTH. The Shares of any Series or Class that may from time to time be established and designated by the Trustees shall (unless the Trustees otherwise determine with respect to some Series or Classes at the time of establishing and designating the same) have the following relative rights and preferences:”

IN WITNESS WHEREOF, the undersigned has signed this instrument and has caused it to be lodged among the records of the Fund on September 23, 2010.

Oppenheimer AMT-Free Municipals

/s/ Taylor Edwards
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Taylor Edwards,
Assistant Secretary

The Declaration of Trust, a copy of which, together with all amendments thereto, is on file in the office of the Secretary of the Commonwealth of Massachusetts, provides that no Trustee, shareholder, officer, employee or agent of the Trust shall be held to any personal liability, nor shall resort be had to their private property for the satisfaction of any obligation or claim or otherwise in connection with the affairs of the Trust but the Trust Property only shall be liable.